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Exhibit 5.1

May 16, 2002

Cymer, Inc.
16750 Via Del Campo Court
San Diego, California 92127

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by Cymer, Inc., a Nevada corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission pursuant to which the Company is registering under the Securities Act of 1933, as amended, the resale by the holders thereof of a total of $250,000,000 principal amount of 3 1/2% Convertible Subordinated Notes due February 15, 2009 (the "Notes") and 5,000,000 shares of the Company's Common Stock issuable upon conversion of the Notes. The Notes were issued pursuant to the Indenture dated February 15, 2002 between the Company and State Street Bank and Trust Company of California, N.A., as Trustee (the "Indenture").

        In connection with this opinion, we have examined copies of the Indenture, the Notes and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        Our opinion is expressed solely with respect to the laws of the State of New York. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We have assumed the valid existence of the Company, that the Company has corporate power and authority to execute and deliver the Indenture and the Notes, that the Indenture and the Notes have been duly authorized, executed and delivered by the Company and that the Indenture has been duly authorized, executed and delivered by the Trustee. We understand that a separate opinion of Schreck Brignone Godfrey as to such matters is being delivered to you today.

        On the basis of the foregoing and in reliance thereon, we are of the opinion that the Notes constitute valid and binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general application relating to or affecting creditors' rights, and by general principles of equity.

        We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward LLP

By:	/s/ D. BRADLEY PECK D. Bradley Peck

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  Exhibit 5.1